SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2004

DREW INDUSTRIES INCORPORATED

Delaware (State or other jurisdiction of incorporation)	0-13646 (Commission File Number)	13-3250533 (I.R.S. Employer Identification No.)

200 Mamaroneck Avenue, White Plains, New York (Address of principal executive offices)	10601 (Zip Code)

Registrant’s telephone number, including area code:	(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 8.01 Other Events.

On October 8, 2004, the Company entered into an agreement to purchase approximately 37 acres of land and several buildings consisting of approximately 468,000 sq. ft. of manufacturing and office space. The purchase price is $6.2 million, payable $0.5 million upon signing the agreement and $2.6 million upon the current tenant vacating the property. Both payments will be paid into escrow until the final payment of $3.1 million is made on January 2, 2006 when title will pass to the Company. Until the closing, which is subject to the completion of environmental due diligence and other conditions, the Company will lease such property from the owner as the current tenant vacates the property. The property is owned by a primary owner of a significant customer of the Company.

This space will primarily be used to consolidate existing office space and manufacturing capacity from other leased facilities, as well as to provide manufacturing capacity for new product developments.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED (Registrant)

By:	/s/ Fredric M. Zinn ————————— Fredric M. Zinn Executive Vice President and Chief Financial Officer

Dated: October 25, 2004 2